Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Common Stock, par value $1.00 per share	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Preferred Stock, par value $1.00 per share	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Depositary Shares(3)	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Subscription Rights(4)	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Purchase Contracts(5)	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Warrants	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Units(6)	456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.

(2)

An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder or that are represented by depositary shares. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.

(4)	The subscription rights to purchase shares of common stock or preferred stock will be offered without additional consideration.

(5)

Each purchase contract will be issued under a purchase agreement and will obligate holders to purchase from PerkinElmer, Inc. and obligate PerkinElmer, Inc. to sell to the holders, a specified number of shares of common stock, preferred stock or other securities registered hereby.

(6)

Units may be issued under a unit agreement and will represent an interest in one or more securities registered hereby, including debt securities, shares of common stock or preferred stock, depositary shares, subscription rights, purchase contracts or warrants or debt obligations of third parties, including U.S. Treasury securities, in any combination, which may or may not be separable from one another.